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                                                                    EXHIBIT 10.7

                             TAX SHARING AGREEMENT

          This Tax Sharing Agreement is being entered into, effective as of January 1, 1998, by and between Electronic Data Systems Corporation, a Delaware corporation ("EDS"), and Unigraphics Solutions Inc., a Delaware corporation ("USI").

          WHEREAS, EDS files consolidated federal income tax returns in accordance with the privilege granted by Sections 1501 and 1502 of the Internal Revenue Code of 1986, as amended (the "Code"), and the temporary and final Treasury regulations promulgated thereunder (the "Regulations") for and on behalf of itself and other "includible corporations" within the meaning of
Section 1504 of the Code which are members of the affiliated group of which EDS is the common parent (the "EDS Affiliated Group"); and

          WHEREAS, it is deemed equitable that with respect to each taxable period for which a consolidated return is filed by EDS which includes the USI Companies (as hereinafter defined) that the USI Companies pay to EDS their share of the tax liabilities of the EDS Affiliated Group and their respective separate return tax liabilities, each as determined hereunder; and

          WHEREAS, it is deemed equitable that in the event that any of the USI Companies for any reason becomes disaffiliated from the EDS Affiliated Group as a result of failing to meet the requirements for inclusion in the EDS Affiliated Group prescribed by Section 1504 of the Code, the portion of the economic burdens and benefits of tax payments, deficiencies and refunds of the EDS Affiliated Group which are attributable to the period in which disaffiliation occurs and for prior consolidated return periods in which any such USI Company was included in the EDS Affiliated Group, are to be allocated to EDS and the USI Companies as hereinafter provided.

          NOW, THEREFORE, the parties signatory hereto agree as follows:

I.   DEFINITIONS

          As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to the singular and the plural forms of the terms defined):

          "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

          "Consolidated Return" means any consolidated, combined, or unitary Tax Return including Tax Items of at least one EDS Company and at least one USI Company.

          "Contribution Transaction" means the transfers by the EDS Companies of the assets and liabilities relating to the Unigraphics business to the USI Companies.
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          "Deconsolidation Date" means the date upon which the USI Pro Forma
Affiliated Group ceases to be included in the EDS Affiliated Group.

          "EDS" means Electronic Data Systems Corporation

          "EDS Affiliated Group" means any affiliated group of corporations (within the meaning of Section 1504(a) of the Code (or any successor provision thereto) or, as the context may require, any similar provision of state, local or Foreign law) of which EDS is the common parent.

          "EDS Companies" means, for each taxable period or portion thereof, the affiliated group of corporations, within the meaning of Code section 1504(a) (or any successor provision thereto) or, as the context may require, any similar provision of state, local, or Foreign law, of which EDS is the common parent, but excluding the USI Companies.

          "EDS Consolidated Return" means the Consolidated Return for federal income taxes of the EDS Affiliated Group.

          "EDS Separate Return" means any Tax Return required to be filed by an EDS Company that does not include any Tax Item of a USI Company.

          "Effective Date" means January 1, 1998.

          "Final Determination" means the final resolution of liability for any Tax (i) by IRS Form 870-AD (or any successor form thereto), on the date of acceptance by or on behalf of the IRS, or by a comparable agreement form under any state, local or Foreign law, except that a Form 870-AD or comparable form that reserves the right of the taxpayer to file a claim for refund and/or the right of the taxing authority to assert a further deficiency shall not constitute a Final Determination with respect to the item or items so reserved;
(ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or offer in compromise under Section 7121 or 7122 of the Code, or comparable agreements under any state, local or Foreign law; (iv) by any allowance of a refund or credit in respect of an overpayment of Tax, including any related interest or penalties, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing Tax; (v) by any other final disposition including by reason of the expiration of the applicable statute of limitations or pursuant to Code sections 1311 through 1313, or comparable provision of state, local, or Foreign law, or (vi) by the occurrence of any event which the parties agree in writing is a Final Determination.

          "Foreign" means, with respect to any Tax or Tax Return, any Tax payable or Tax Return required to be filed under the laws of any government or taxing authority other than the United States, any state of the United States or any political subdivision of any state of the United States and shall include, without limitation, Taxes payable or Tax Returns required to be filed by the laws of the Commonwealth of Puerto Rico.

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          "IRS" means the Internal Revenue Service.

          "Post-Consolidation Period" means any taxable period or portion thereof beginning on or after the Deconsolidation Date.

          "Post-Effective Date Period" means any taxable period or portion thereof beginning on or after the Effective Date.

          "Pre-Effective Date Period" means any taxable period or portion thereof ending before the Effective Date.

          "Tax Benefit" means any item of loss, deduction, or tax credit or any similar item which generally reduces taxable income or taxes payable.

          "Tax Detriment" means any item of income, gain, recapture of credits or any similar item which generally increases taxable income or taxes payable.

          "Tax Item" means any item of income, gain, loss, deduction or tax credit.

          "Tax Return" means any return, filing, questionnaire or other document required to be filed for any period with any taxing authority (whether domestic or Foreign) in connection with any Taxes (whether or not a payment is required to be made with respect to such filing).

          "Taxes" means all forms of taxation, whenever created or imposed, and whether of the Untied States or elsewhere, and whether imposed by a local municipal, governmental, state, federation or other body, and without limiting the generality of the foregoing, shall include income, sales, use, telecommunications, ad valorem, gross receipts, value added, franchise, transfer, recording, withholding, payroll, employment, excise, occupation, business license, premium or property taxes, together with any related interest, penalties and additions to tax, or additional amounts imposed by any taxing authority (domestic or Foreign) upon the USI Companies, the EDS Companies, or any of their respective divisions or branches.

          "USI Companies" means USI and the corporations and other entities listed on Schedule B and their successors and assigns, and any other corporation or entity, if any one or more USI Companies owns 80% or more of the stock or ownership interests in such corporation or entity.

          "USI Excess Tax Attributes" means any net operating loss, net capital loss, or unused Tax credit (including any unused general business credit, foreign tax credit, or alternative minimum tax credit) actually available to be carried forward to the first Post-Consolidation Period of the USI Companies to the extent that the amount of such losses and unused credits exceeds the amount of net operating losses, net capital losses, and unused Tax credits that would have been available for carryover to the first Post-Consolidation Period of the USI Companies if (i) the USI Pro Forma Affiliated Group actually had been deconsolidated from the EDS Affiliated Group as of the Effective

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Date and had filed the USI Pro Forma Consolidated Returns for all Post-Effective
Date Periods, and (ii) the assumptions set forth in Section 3.1 of this Agreement (other than clauses (v) and (vi) thereof) actually applied.

          "USI Pro Forma Affiliated Group" means a separate group of corporations, which but for an EDS Company's ownership of USI, would be an affiliated group of corporations (within the meaning of Section 1504(a) of the Code or any successor provision thereto or, as the context may require, any similar provision of state, local or Foreign law) consisting of USI, as the common parent thereof, and the eligible USI Companies.

          "USI Pro Forma Consolidated Return" means the pro forma consolidated federal income tax returns of the USI Pro Forma Affiliated Group which are described in Section 3.1 hereof.

          "USI Separate Return" means any Tax Return required to be filed by a USI Company for any tax period ending after the Effective Date which does not include any Tax Item of an EDS Company.

II.  RESPONSIBILITY FOR PREPARATION AND FILING OF TAX RETURNS

          2.1 Consolidated Returns. EDS shall prepare and file all Consolidated Returns which are required or, if EDS so chooses, permitted to be filed for all periods. EDS will advise USI of the USI Companies which will be included in a Consolidated Return to be filed by EDS pursuant to this Section 2.1, and (if applicable) the states or localities in which such returns will be filed. EDS shall, at its sole discretion, make all decisions relating to the preparation and filing of Consolidated Returns. Each eligible USI Company whose Tax Items are includable in any Consolidated Return shall timely execute its consent to be included in such Consolidated Return on any form as may be prescribed for such consent if such consent is requested. Each USI Company acknowledges that EDS, as the common parent of the EDS Affiliated Group, may under Treas. Reg. Section 1.1502-77(a) or similar provision of state, local, or Foreign law act as the agent for the USI Companies for all taxable periods in which they are members of the EDS Affiliated Group. Provided that the USI Companies have made all indemnity payments and payments in respect of Taxes which are required under the terms of this Agreement, EDS shall pay, and shall indemnify and hold harmless the USI Companies against, any liability (including but not limited to liability under Treas. Reg. Section 1.1502-6 or similar provision of state, local, or Foreign law) for any and all Taxes reported or required to be reported (whether or not actually reported) on a Consolidated Return.

          2.2 Separate Returns. Except as otherwise set forth in any management and/or administrative services agreements between EDS and the USI Companies, the USI Separate Returns shall be prepared and filed by USI, shall be submitted to EDS for its approval at least 30 days prior to filing, and shall be prepared utilizing such methods, conventions and principles of taxation and making such elections as are requested by EDS or, in the absence of any such request, as are consistent with the methods, conventions, principles, and elections previously used by EDS in preparing Pre-Effective Date Period Tax Returns with respect to the businesses, assets and

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operations transferred pursuant to the Contribution Transaction. USI shall pay all Taxes required to be reflected in USI Separate Returns and shall indemnify and hold harmless EDS for all Taxes of the USI Companies not required to be reported on a Consolidated Return (whether or not actually reported on a USI Separate Return), including any reasonable expenses incurred by an EDS Company in connection therewith. USI shall bear all costs and expenses of preparation and submission of the USI Separate Returns, including, without limitation, accountants' and attorneys' fees. EDS shall have sole responsibility for the preparation and filing of EDS Separate Returns. EDS shall, at its sole discretion, make all decisions relating to the preparation and filing of EDS Separate Returns. EDS shall pay all Taxes shown to be due on EDS Separate Returns. EDS shall indemnify and hold harmless USI for all Tax liabilities of the EDS Companies not required to be shown on a Consolidated Return (whether or not actually reported on an EDS Separate Return), including any reasonable expenses incurred by a USI Company in connection therewith.

III. PAYMENTS IN RESPECT OF FEDERAL INCOME TAXES

          3.1 USI Pro Forma Consolidated Return. For each Post-Effective Date Period ending before or including the Deconsolidation Date for which an EDS Consolidated Return is filed, a USI Pro Forma Consolidated Return shall be prepared on behalf of the USI Companies. Except as otherwise set forth in any management and/or administrative services agreements between EDS and the USI Companies, the USI Pro Forma Consolidated Return shall be prepared by USI and shall be submitted to EDS for its approval on or before March 15 (or such later date as EDS specifies in writing) of the year following the year in respect of which the USI Pro Forma Consolidated Return is prepared. The USI Pro Forma Consolidated Return shall be prepared as if the USI Companies were deconsolidated from the EDS Affiliated Group as of the beginning of the Effective Date and began filing a consolidated federal income tax return as a separate affiliated group consisting of USI, as the common parent thereof, and the eligible USI Companies (the "USI Pro Forma Affiliated Group") for all Post-Effective Date Periods and assuming that neither EDS nor any EDS Company owns any stock of USI, except that (i) the members of the USI Pro Forma Affiliated Group shall not be permitted or required to carryback any Tax Items to any taxable period or portion thereof; (ii) no portion of (a) the consolidated minimum tax credit or (b) the consolidated net operating loss carryovers of the EDS Affiliated Group or any other Tax Benefit of an EDS Company or a USI Company as of the Effective Date shall be treated as allocable to any USI Company as of the Effective Date; (iii) the base period research expenses and gross receipts of the USI business units owned by EDS prior to the Effective Date shall be treated as incurred or realized by members of the USI Pro Forma Affiliated Group, as provided in section 41(f)(3)(A) of the Code and applicable Treasury Regulations, for purposes of determining the amount of R&E Tax Credit attributable to the USI Pro Forma Affiliated Group for any Post-Effective Date Period (provided, however, that the base amount for the USI Pro Forma Affiliated Group for any Post-Effective Date Period shall not be less than the amount specified in Section 41(c)(2) of the Code); (iv) the USI pro Forma Consolidated Return shall be prepared using such methods, conventions and principles of taxation and making such elections as are requested by EDS or, in the absence of any such request, as are consistent with the methods, conventions, principles, and elections previously used by EDS in preparing the EDS Consolidated Returns for any Pre-Effective Date Period (provided, however, that

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this provision shall not limit EDS' discretion in making any Post-Effective Date
Tax elections that are permitted to be made under applicable laws or regulations without the consent of any taxing authority); (v) any Tax Items of (a) any USI Company or (b) any EDS Company that transferred a business or assets to a USI Company pursuant to the Contribution Transaction (but only to the extent that such Tax Items are attributable to the ownership of such business or assets) that would be required to be recognized as a result of the deconsolidation of the USI Companies from the EDS Affiliated Group (including, for example, gains or losses deferred under Treas. Reg. Section 1.1502-13 or -14) shall not be recognized as of the Effective Date but shall be included in the USI Pro Forma Consolidated Return when and as such Tax Items are required to be included in the EDS Consolidated Return; (vi) Tax Items attributable to transactions occurring between any USI Company, on the one hand, and any EDS Company, on the other, during any Post-Effective Date Period (that is not a Post-Consolidation Period) shall be treated as if such transactions occurred between members of the same consolidated group and shall only be included in the USI Pro Forma Consolidated Return when and as they are required to be included in the EDS Consolidated Return; (vii) the taxable income reflected on the USI Pro-Forma Consolidated Return shall be increased by the amount of any deferred intercompany gain described in Treas. Reg. Section 1.1502-13 which is required to be recognized by any EDS Company on assets that are held by any USI Company;
(viii) any Tax Benefits described in Section 5.2(b)(ii) below shall not be taken into account; and (ix) in cases where an EDS Company and a USI Company both incur costs in performing research with respect to a particular project or contract, the determination of whether the EDS Company or the USI Company is entitled to claim the credit under Section 41 of the Code with respect to such costs shall be made by EDS utilizing any methodology it deems reasonable. USI shall bear all costs and expenses of preparation and submission of the USI Pro Forma Consolidated Return, including, without limitation, accountants' and attorneys' fees.

          3.2 USI Tax Payments. For each taxable period for which a USI Pro Forma Consolidated Return is required to be prepared under Section 3.1, on or before each date for payment of an installment of estimated federal income taxes (as determined under Section 6655 of the Code or successor provision then in effect), USI shall pay to EDS an amount equal to the estimated federal income tax payment that the USI Pro Forma Affiliated Group would have been required to make if it actually were filing the USI Pro Forma Consolidated Return for such taxable period. On or before March 15 of the year following the year in respect of which a USI Pro Forma Consolidated Return is prepared, USI shall pay to EDS an amount equal to the excess, if any, of (i) all taxes required to reflected on the USI Pro Forma Consolidated Return (plus the amount, if any, of any interest or penalties that would have been payable by the USI Pro Forma Affiliated Group in respect of underpayment of estimated taxes if it actually were filing the USI Pro Forma Consolidated Return for such taxable period and made estimated tax payments equal to the payments USI made to EDS in respect of estimated federal income taxes for such taxable period pursuant to this Section 3.2), over (ii) the total estimated amounts previously paid by USI for such tax year in accordance with the preceding sentence. If the USI Pro Forma Consolidated Return has not been prepared by March 15, a reasonable estimate of the amount described in the preceding sentence shall be paid on or before March 15 and the balance, if any, due on the USI Pro Forma Consolidated Return shall be paid on the date that the USI Pro Forma Consolidated Return has been prepared. If (A) the total amount of

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all payments of federal income taxes by USI to EDS pursuant to this Section 3.2 for the taxable period exceeds (B) the taxes shown as due on the USI Pro Forma Consolidated Return prepared with respect to such taxable period, the amount of such excess shall be credited to the account of USI.

          3.3 Tax Benefit Carrybacks. If, for any Post-Effective Date Period ending on or including the Deconsolidation Date, a USI Pro Forma Consolidated Return reflects a consolidated net operating loss, consolidated net capital loss, consolidated unused tax credit, or other similar tax benefit, such consolidated loss, unused credit, or other benefit shall be carried forward and shall be treated as a loss or credit of the USI Pro Forma Affiliated Group in the subsequent Post-Effective Date Periods to which such loss is carried.

          3.4 Liability for Pre-Effective Date Periods and Contribution Transaction. EDS shall be liable for, and shall indemnify and hold harmless the USI Companies for, (a) any federal income Taxes incurred for any Pre-Effective Date Period which are attributable to the assets and operations transferred by any EDS Company to any USI Company pursuant to the Contribution Transaction and
(b) any federal income Taxes on income or gain realized by any of the EDS Companies as a result of the Contribution Transaction.

          3.5  Payments in the Event of Deconsolidation.

               (a) Statement of USI Excess Tax Attributes. As soon as practical following the filing by the EDS Affiliated Group of its consolidated federal income tax return for the year which includes the Deconsolidation Date, EDS will provide to USI its estimate of the amount of any USI Excess Tax Attributes. No warranty as to the existence or availability of such attributes will be given or implied. EDS will inform USI promptly of an adjustment to such attributes that it determines to be appropriate in connection with the filing of the EDS Consolidated Group's Tax Returns or which may result from any audit or other proceeding.

               (b) USI Payments.  USI shall make payments to EDS under this
     Section 3.5(b) if, for any Post-Consolidation Period, (i) the actual federal income tax liability of the USI Companies is reduced below the federal income tax liability that would have been imposed on the USI Companies if (A) the USI Pro Forma Affiliated Group actually had been deconsolidated from the EDS Affiliated Group as of the Effective Date and had filed the USI Pro Forma Consolidated Returns for all Post-Effective Date Periods (other than a Post-Consolidation Period), and (B) the assumptions set forth in Section 3.1 of this Agreement (other than clauses
     (v) and (vi) thereof) actually applied, or (ii) the federal income tax liability of the EDS Affiliated Group is increased because any USI Excess Tax Attribute is not available for use by the EDS Affiliated Group in that period. The amount of any payment by USI under this Section 3.5(b) shall equal the excess of (X) the sum of (i) the amount of such reduction or increase, as the case may be, in federal income tax liability plus (ii) the amount of all prior reductions or increases taken into account pursuant to this Section 3.5, over (Y) the amount of any payments previously made by USI under this Section 3.5(b)

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     in respect of any USI Excess Tax Attribute. USI shall make any payment required to be made under this Section 3.5(b) within 15 days of, as the case may be, the filing of the applicable return or amended return, or the receipt of the applicable Final Determination, for the Post-Consolidation Period by USI or EDS which reflects such increased EDS Affiliated Group, or reduced USI Affiliated Group, tax liability (or, in the case of an increase in liability of the EDS Affiliated Group, any later date on which USI receives written notice from EDS).

IV.  PAYMENTS IN RESPECT OF OTHER TAXES

          4.1  State and Local Income Taxes.

               (a) Pre-Effective Date Periods.   The EDS shall be liable for,
     and shall indemnify and hold harmless the USI Companies for, (i) any state or local income Taxes incurred for any Pre-Effective Date Period to the extent such Taxes are attributable to the assets and operations transferred by any EDS Company to any USI Company pursuant to the Contribution Transaction and (ii) any state or local income Taxes on income or gain recognized by any of the EDS Companies as a result of the Contribution Transaction.

               (b) Post-Effective Date Periods. In the case of any state or local Taxes that are required to be reported on a Consolidated Return for any Post-Effective Date Period pursuant to Section 2.1 of this Agreement, the sharing and reporting of Tax liabilities, Excess Tax Attributes, and Tax benefit carrybacks and/or carryovers, and the making of tax payments, shall be determined under rules equivalent to the provisions of Article III (including, without limitation, equivalent rules as to the preparation of pro forma state or local tax returns for the applicable USI Pro Forma Affiliated Group, the making of payments by USI with respect to liability reported thereon, refunds in respect of carrybacks, and adjustments in the event of Deconsolidation), whether or not the applicable USI Pro Forma Affiliated Group is included in the EDS Consolidated Return for federal income tax purposes. USI shall also be liable for all other state and local income Taxes for any Post-Effective Date Period which are (i) incurred by, imposed on or attributable to any USI Company or (ii) incurred by, imposed on or attributable to any EDS Company with respect to any business or assets transferred by the EDS Company to any USI Company pursuant to or in connection with the Contribution Transaction.

          4.2  Foreign Income Taxes.

               (a) Pre-Effective Date Periods. EDS shall be liable for, and shall indemnify and hold harmless the USI Companies for, (i) any Foreign income Taxes incurred for any Pre-Effective Date Period to the extent such income Taxes are attributable to the assets and operations transferred by any EDS Company to any USI Company pursuant to the Contribution Transaction and (ii) any Foreign income Taxes on income or gain recognized by any of the EDS Companies as a result of the Contribution Transaction.

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               (b) Post-Effective Date Periods.  In the case of any Foreign
     Taxes that are required to be reported on a Consolidated Return for any Post-Effective Date Period pursuant to Section 2.1 of this Agreement, the sharing and reporting of Tax liabilities, Excess Tax Attributes, and Tax benefit carrybacks and/or carryovers, and the making of tax payments, shall be determined under rules equivalent to the provisions of Article III (including, without limitation, equivalent rules as to the preparation of pro forma Foreign Tax Returns for the applicable USI Pro Forma Affiliated Group, the making of payments by USI with respect to liability reported thereon, refunds in respect of carrybacks, and adjustments in the event of Deconsolidation), whether or not the applicable USI Pro Forma Affiliated Group is included in the EDS Consolidated Return for federal income tax purposes. USI shall be liable for all other Foreign Taxes incurred by, imposed on or attributable to any USI Company for any Post-Effective Date Period, or which are incurred by, imposed on or attributable to any EDS Company for any Post-Effective Date Period with respect to any business, assets, operations, or employees transferred by the EDS Company to any USI Company pursuant to or in connection with the Contribution Transaction.

          4.3 Other Taxes. Except as otherwise expressly provided in this Agreement, USI shall be liable for, and shall indemnify and hold the EDS Companies harmless from and against, all other Taxes (a) incurred by, imposed on or attributable to any USI Company for any Pre-Effective Date Period or for any Post-Effective Date Period and (b) incurred by, imposed on or attributable to any EDS Company for any Pre-Effective Date Period or Post-Effective Date Period with respect to any business, assets, operations, or employees transferred by the EDS Company to any USI Company pursuant to the Contribution Transaction (including, without limitation, any payroll taxes and any sales, use, value-added or other similar transfer Taxes attributable to the transfer of properties, assets, and employees by any EDS Company to any USI Company pursuant to the Contribution Transaction). USI's indemnity obligation to EDS for Pre-Effective Date Taxes under this Section 4.3 shall be limited to an aggregate amount of $1,500,000, and EDS shall indemnify and hold harmless the USI Companies for any such liability imposed directly on them by a taxing authority to the extent that the sum of such liability plus USI's previous indemnity payments to EDS under this Section 4.3 exceeds $1,500,000.

          4.4 Environmental Tax; New Taxes. In the case of the Tax imposed under section 59A of the Code and any other federal, state, local, or Foreign tax required to be reflected on a Tax Return for any Post-Effective Date Period pursuant to Section 2.1 of this Agreement, the sharing and reporting of Tax liabilities, Excess Tax Attributes, and Tax benefit carrybacks and/or carryovers, and the making of tax payments, shall be determined under rules equivalent to the rules of Article III (including, without limitation, equivalent rules as to the preparation of pro forma returns for the applicable USI Pro Forma Affiliated Group, the making of payments by USI with respect to liability reported thereon, refunds in respect of carrybacks and adjustments in the event of Deconsolidation), whether or not for federal income tax purposes the applicable USI Pro Forma Affiliated Group is included in the EDS Consolidated Return.

V.   SUBSEQUENT ADJUSTMENTS OF TAX LIABILITY

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          5.1  Post-Effective Date Tax Periods.  If any Final Determination
results in an adjustment to any Tax Item of any USI Company for any Post-Effective Date Period or any Tax Item of any EDS Company for any Post-Consolidation Period, the liability of USI to make payments to EDS or to the relevant taxing authority, or the liability of EDS to make payments to USI, under Articles III and IV for all Post-Effective Date Periods shall be redetermined to reflect such adjustment. USI shall pay to EDS (a) any excess of the aggregate amount of the net liability of the USI Companies to EDS under Articles III and IV, as calculated pursuant to such redetermination, over the net amount previously paid by USI in respect of such liability under Articles III and IV, plus (b) interest with respect to the amount determined in clause
(a), plus (c) the amount of any penalties, additions to tax, or expenses which are paid by any EDS Company with respect to such adjustment (including, without limitation, any reasonable out-of-pocket costs incurred by the EDS Companies in connection with the assessment or collection thereof), reduced by (d) any amount paid directly by a USI Company to any government or taxing authority to satisfy the increased tax liability taken into account in computing such payment. EDS shall pay to USI (i) any excess of the net amount previously paid by USI to EDS in respect of USI's liability under Articles III and IV over the aggregate amount of USI's net liability under Articles III and IV, calculated pursuant to such redetermination, plus (ii) the amount of any interest received by an EDS Company from any government or taxing authority with respect to such adjustment, reduced by (iii) the amount of any refund of Tax received directly from any government or taxing authority by any USI Company with respect to such adjustment. Any amount payable pursuant to this Section 5.1 shall be paid within thirty (30) days after the date of the Final Determination giving rise to such payment. Any determination under this Section 5.1 and under 5.2 as to the extent to which an adjustment relates to a Tax Item of any USI Company shall be made by EDS utilizing any method it deems reasonable.

          5.2  Pre-Effective Date Adjustments.

               (a) Payment for Increase in Tax Liabilities. If, for any Pre-Effective Date Period, any Final Determination results in an adjustment to any Tax Item (i) of any USI Company or (ii) relating to the operations, businesses, assets, or employees transferred by an EDS Company to any USI Company pursuant to the Contribution Transaction, causing an increase in any Tax for which any USI Company is liable pursuant to Sections 4.2 or 4.3 hereof, USI shall pay to EDS an amount equal to (A) such increase in Tax liability plus (B) any expenses which are paid by any EDS Company with respect to such adjustment (including, without limitation, any reasonable out-of-pocket costs incurred by the EDS Companies in connection with the assessment or collection thereof), reduced by (C) any amount paid directly by a USI Company to any government or taxing authority to satisfy such increased Tax liability. USI shall make any such payment within 15 days of EDS's payment of the increase in liability.

               (b) Payment for Certain Tax Benefits. If the amount of Taxes incurred by any member of the EDS Affiliated Group (or the amount of Taxes for which any member of the EDS Affiliated Group is otherwise responsible under the terms of this Agreement) is

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

     increased for any Pre-Effective Date Period and the particular item that produced such increase results, directly or indirectly, in a Tax Benefit to any USI Company for any Post-Effective Date Period, the following provisions shall apply:

          (i) If such Tax Benefit occurs during any Post-Consolidation Period, USI shall pay EDS the amount of any actual reduction in Taxes resulting from such Tax Benefit within 15 days after the later of
               (i) the due date (without regard to waivers or extensions) of the Tax Return for the taxable period during which the Tax Benefit is realized by any USI Company or (ii) the date notice is given by EDS to USI that the amount of Taxes incurred by any member of the EDS Affiliated Group (or the amount of Taxes for which any member of the EDS Affiliated Group is otherwise responsible under the terms of this Agreement) has been increased for any Pre-Effective Date Period.

          (ii) If such Tax Benefit occurs in any Post-Effective Date Period other than a Post-Consolidation Period, the USI Pro-Forma Consolidated Returns described in Section 3.1 above and the amount of USI Excess Tax Attributes described in Section 3.4 above shall be computed without taking into account such Tax Benefit.

          5.3  Carrybacks of Post-Consolidation Period Tax Benefits.

               (a) If a USI Company incurs a Tax Benefit during any Post-Consolidation Period, it shall elect to relinquish the carryback of such Tax Benefit to any taxable period ending on or before the Deconsolidation Date if permitted to do so under applicable tax law. If a USI Company incurs a Tax Benefit during any Post-Consolidation Period which is required under applicable law to be (or which EDS and USI mutually agree shall be) carried back to any taxable period ending on or before the Deconsolidation Date, EDS shall (i) at USI's request and expense, undertake those actions reasonably necessary to enable USI to effectuate such carry back (provided such carryback will result in an actual reduction in tax liability for the EDS Affiliated Group) and (ii) pay to USI the lesser of (A) the amount of refund the USI Company would have received if the Tax Benefit were carried back and reflected on the USI Pro Forma Consolidated Return or (B) the amount of any actual reduction in tax liability of the EDS Affiliated Group (determined as described in the following sentence) resulting from the carryback of such Tax Benefit (to the extent that USI or any USI Company does not receive such amount directly from the appropriate taxing authority). The amount of reduction in the tax liability of the EDS Affiliated Group shall be equal to the excess of (A) the amount of any Taxes that would have been payable by the EDS Affiliated Group in the absence of such carryback, over (B) the amount of such Taxes actually payable by the EDS Affiliated Group including such carryback. Such payment shall be made within thirty (30) days of the date that EDS receives a refund of taxes as a result of such carryback or, if applicable, within thirty (30) days of the date that any credit resulting from such carryback is applied against tax liabilities of any EDS Company.

               (b) If, subsequent to the payment by EDS to USI of any amount referred to in Section 5.3(a) above in respect of the carryback of a Tax Benefit, there shall be (i) a Final Determination under applicable law of a Tax deficiency of the EDS Affiliated Group as a result of which the EDS Affiliated Group does not get the benefit of the carryback, or (ii) a Final Determination resulting from an audit of USI or any USI Company (or any successor thereto) which results in a reduction of any Tax Benefit so carried back, USI shall repay EDS, within thirty (30) days of such Final Determination, the amount which would not have been payable to USI pursuant to Section 5.3(a) above had the amount of the payment been determined by taking into account such event.

               (c) If, subsequent to the payment by EDS to USI of any amount referred to in Section 5.3(a) above in respect of the carryback of a Tax Benefit, any member of the EDS Affiliated Group incurs adverse tax consequences as a result of the carryback of such Tax Benefit including, but not limited to, the expiration of other Tax Benefits which would have been utilized but for the carryback of Tax Benefits of USI or any USI Company, USI and the USI Companies shall indemnify and hold EDS harmless from and against such adverse tax consequences (including any interest and penalties).

VI.  ADMINISTRATIVE PROVISIONS

          6.1  Contests.

               (a) Notice. USI shall promptly provide EDS written notice of any claim, or of the commencement of any audit or proceeding, together with copies of all correspondence, notices or other documents relating thereto, which may result in a Final Determination which would adjust any Tax Item of a USI Company reportable on any Consolidated Return. Whenever as a result of examination or audit by a governmental authority EDS becomes aware of the existence of a material issue involving a Tax Item of any USI Company which may result in a Final Determination with respect to a Consolidated Return, EDS shall promptly give notice to USI of the existence of such issue.

               (b) Control of Controversies Other Than USI Separate Return Controversies. EDS shall, in its sole discretion, control and direct the conduct of any audit or inquiry or any administrative or judicial appeal or other proceeding regarding any Consolidated Return or the payment of any Tax by any member of the EDS Affiliated Group or any entity not required to be reported on a USI Separate Return. Each USI Company shall provide EDS with powers of attorney or other appropriate documents which will enable EDS to conduct any such proceeding. EDS may, in its sole discretion, agree to pay, settle, compromise, or concede any such claim or issue arising with respect to any proceeding which it controls pursuant to this Section 6.1(b).

               (c) Expenses related to Controversies Other Than USI Separate Return Controversies. USI shall promptly reimburse EDS for all expenses (including, without

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

     limitation, legal and accounting fees) incurred by EDS in the course of proceedings described in Section 6.1(b) of this Agreement to the extent such expenses are reasonably attributable to Tax Items of any USI Company.

               (d) Control of USI Separate Return Controversies. USI shall, in its sole discretion, control and direct the conduct of any audit or inquiry or any administrative or judicial appeal or other proceeding regarding the payment of any Tax required to be reported on a USI Separate Return; provided, however, that USI shall not settle, compromise, or concede any claim or issue arising with respect to any proceeding which it controls pursuant to this Section 6.1(d) without the written consent of EDS.

          6.2  Cooperation and Exchange of Information.

               (a) General. In general, EDS and USI will provide, and will cause their affiliates to provide, one another with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended return, or claim for refund; determining a liability for Taxes or a right to refund of Taxes; or in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include EDS's or USI's, as the case may be, (i) providing to the other party copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by taxing authorities, and records concerning the ownership and tax basis of property; and (ii) making its employees available to the other party on a mutually convenient basis to provide explanations of any documents or information requested hereunder or other reasonable technical support (including, without limitation, the provision of interpretation, analyses, and testimony). Any information obtained under this Section shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting any audit or other proceeding.

               (b) Preparation of Tax Package by USI. So as to enable EDS to prepare the Consolidated Returns accurately and completely, to forecast and plan with respect to Taxes effectively, and to provide for accurate financial reporting in respect of Taxes, for each Post-Effective Date Tax Period, USI shall prepare and submit to EDS such tax and financial information as is reasonably necessary or useful in the preparation of the Consolidated Returns and any USI Separate Returns. Such information may include, but need not be limited to, (i) a tax return package for Consolidated Returns and USI Separate Returns, (ii) an estimated tax package for Consolidated Returns and USI Separate Returns, (iii) a tax provision package, (iv) a tax projection package, and (v) workpapers and other supporting documentation relating to the foregoing (collectively, the "Tax Package"). USI shall prepare and submit to EDS the Tax Package at such times and in such form, manner, and medium as EDS shall request. Unless otherwise expressly consented to by EDS in writing, the Tax Package shall be prepared, with respect to Tax Items includable in a Consolidated Return, using the methods, elections, and positions as are requested by EDS or, in the absence of any such request, that EDS previously used in preparing Consolidated Returns or consolidated financial statements. USI shall bear all costs and expenses of preparation and submission of the Tax Package, including, without limitation, accountants' and attorneys' fees.

               (c) Record Retention. Each party will retain all Tax Returns, USI Pro Forma Consolidated Returns, schedules and material work papers, and all material records or other documents relating thereto, until the expiration of the statute of limitations (including extensions) of the taxable periods to which such Tax Returns and other documents relate and, unless such Tax Returns and other documents are offered to the other party, until the Final Determination of any payments which may be required in respect of such years under this Agreement. Before any tax records or documents are destroyed, the party holding such records shall notify the other party of its intent to destroy them and shall offer any such records to the other party. If the other party wishes to receive such records, it shall notify the party holding the records or documents within 45 days of receipt of notice of the other party's intent to destroy, and will be liable for any costs related to the transfer of such records.

               (d) Confidentiality. Any information obtained by any party under this Agreement shall be kept confidential, except as may be necessary in connection with the filing of tax returns or claims for refund or in connection with an audit, dispute, proceeding, suit or action concerning any issues or matters addressed in this Agreement, or unless a party is compelled to disclose information by judicial or administrative process or, in the opinion of its counsel, by other requirements of law.

VII. MISCELLANEOUS PROVISIONS

          7.1 Interest. Any payments required pursuant to this Agreement which are not made within the time period specified in this Agreement shall bear interest at the rate specified in Section 6622 of the Code for underpayment of federal income tax plus 3 percent.

          7.2 Resolution of Disputes. Any disputes between the parties concerning the calculation of amounts, allocation or attribution of costs or of any Tax or Tax Item, or similar accounting matters shall be resolved in accordance with EDS's interpretation of this Agreement, unless USI shall provide EDS with an opinion of a law firm mutually agreed to by the parties that there is no basis for such interpretation under applicable law.

          7.3  Application to Present and Future Subsidiaries.

               (a) EDS agrees that it shall have liability for all Tax liabilities and indemnity obligations of the EDS Companies as provided for in this Agreement. Any reference to EDS in this Agreement shall subject EDS to full, direct and primary liability for any sum owing by EDS or any other EDS Company. EDS agrees that it shall cause each EDS Company to comply fully with the terms of this Agreement.

               (b) USI agrees that it shall have liability for all tax liabilities and indemnity obligations of the USI Companies as provided for in this Agreement. Any reference to USI in this Agreement shall subject USI to full, direct and primary liability for any sum owing by USI or any other USI Company. USI agrees that it shall cause each USI Company to comply fully with the terms of this Agreement.

               (c) USI shall cause each of its group members formally to execute this Agreement. From and after the time that any such group member formally executes the Agreement, it shall constitute a direct obligation of such corporation, which shall become jointly and severally liable for all amounts payable by USI hereunder. EDS and USI hereby guarantee the performance of all actions, agreements and obligations provided under this agreement of each EDS Company or each USI Company, respectively. This Agreement shall be binding upon, and shall inure to the benefit of, the successors, assigns and persons controlling any of the corporations bound hereby.

          7.4 Expenses. Unless otherwise expressly provided in this Agreement, each party shall bear any and all expenses that arise from their respective obligations under this Agreement.

          7.5 Notices. All notices, requests, demands and other communications to any party hereunder shall be in writing and shall be deemed given if delivered by hand or sent by telecopy or mailed (registered or certified mail, postage prepaid, return receipt requested), addressed to the parties as follows:

          If to EDS:

          Electronic Data Systems Corporation
          5400 Legacy Drive
          Plano, Texas 75024

          Attention:  R. Randall Capps - Corporate Tax Director and General
                      Counsel

          If to USI:

          Unigraphics Solutions Inc.
          13736 Riverport Drive
          Maryland Heights, Missouri 63043

          Attention:  Doug Barnett - Chief Financial Officer

          7.6 Entire Agreement; Titles and Headings. This Agreement constitutes the entire agreement of the parties concerning the subject matter hereof and supersedes all other agreements, whether or not written, in respect of any Tax between or among any of the EDS Companies and any of the USI Companies. In the event of a conflict between this Agreement and a provision in any other agreement between or among members (or former members) of the EDS Affiliated Group concerning the allocation or sharing of Taxes, this Agreement shall control unless the provision in the other agreement specifically provides that it shall control. This Agreement may not be amended except by an agreement in writing, signed by the parties hereto. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part or to affect the meaning or interpretation of this Agreement.

          7.7 Term. This Agreement shall commence on the Effective Date and shall continue in effect until otherwise agreed to in writing by EDS and USI, or their successors.

          7.8 Governing Law. This Agreement shall be governed by the laws of the State of Texas, without regard to the principles of conflicts of law thereof.

          7.9 Severability. If any term, provision or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions and restrictions without including any of such term, provision or restriction which may be hereafter declared invalid, void and unenforceable.

          7.10 Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but such counterparts shall together constitute but one and the same instrument.

          IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.



                              ELECTRONIC DATA SYSTEMS CORPORATION


                              By:  /s/ D. Gilbert Friedlander
                                 ---------------------------------
                                       D. Gilbert Friedlander
                                       Senior Vice President



                              UNIGRAPHICS SOLUTIONS INC.


                              By:  /s/ H. Timothy Hatfield
                                 ---------------------------------
                                       H. Timothy Hatfield
                                       Vice President




                              UNIGRAPHICS SOLUTIONS ASIA/PACIFIC
                              INCORPORATED


                              By:  /s/ H. Timothy Hatfield
                                 ---------------------------------
                                       H. Timothy Hatfield
                                       Vice President